Exhibit 99.1

News Release

Media Contacts:	Amy Rose	Investor Contacts:	Eva Boratto
	(908) 423-6537		(908) 423-5185

	David Caouette		Carol Ferguson
	(908) 423-3461		(908) 423-4465

Merck Announces Third-Quarter 2009 Financial Results

•	Third-Quarter 2009 Non-GAAP EPS Increases 13 Percent to $0.90, Excluding Certain Items; Reports Third-Quarter GAAP EPS of $1.61, Including Gain from Merial Sale

•	Continued Growth of Key Products, JANUVIA, JANUMET, ISENTRESS and SINGULAIR, Drives Strong Results

•	Merck Updates Full-Year 2009 Non-GAAP EPS Range to $3.20 to $3.30, Excluding Certain Items, and 2009 GAAP EPS Range to $3.69 to $3.89

WHITEHOUSE STATION, N.J., Oct. 22, 2009 – Merck & Co., Inc. today announced financial results for the third quarter of 2009. The company reported non-GAAP (generally accepted accounting principles) earnings per share (EPS) for the quarter of $0.90, which excludes a $1.7 billion after-tax gain from the sale of the company’s interest in Merial Limited as well as restructuring charges and pre-closing merger-related expenses. Third-quarter GAAP EPS was $1.61.

Worldwide sales for the third quarter of 2009 were $6.0 billion, an increase of 2 percent compared to the third quarter of 2008. Foreign exchange for the third quarter unfavorably affected global sales performance by 3 percent. Net income 1 for the third quarter was $3,424.3 million, compared with $1,092.7 million in the third quarter of 2008. For the first nine months of 2009, worldwide sales were $17.3 billion and net income1 was $6,405.6 million.

A reconciliation of EPS as reported in accordance with GAAP to EPS, excluding certain items, is provided in the table that follows.

	Quarter Ended Sept. 30		Nine Months Ended Sept. 30
	2009	2008	2009	2008

GAAP EPS	$1.61	$0.51	$3.03	$2.85

EPS impact of items*	(0.71)	0.29	(0.56)	(0.31)

Non-GAAP EPS that excludes items listed below[2]	$0.90	$0.80	$2.47	$2.54

[1]	Net income attributable to Merck & Co., Inc.
[2]

Merck is providing information on 2009 and 2008 non-GAAP earnings per share that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, earnings per share prepared in accordance with GAAP.

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* Amount calculated as follows (in millions except per share amounts)	Third- Quarter 2009	Third- Quarter 2008	Nine Months Ended Sept. 30, 2009	Nine Months Ended Sept. 30, 2008

Gain from sale of interest in Merial	$(2,763)	$—	$(2,763)	$—

Gain on distribution from AstraZeneca	—	—	—	(2,223)

Costs related to 2008 global restructuring program	117	720	484	720

Costs related to 2005 global restructuring program	—	127	—	330

Pre-closing merger-related expenses	144	—	257	—

Net decrease (increase) in income before taxes	(2,502)	847	(2,022)	(1,173)

Income tax (benefit) expense impact on above items	986	(235)	848	503

Decrease (increase) in net income	$(1,516)	$612	$(1,174)	$(670)

EPS impact of items	$(0.71)	$0.29	$(0.56)	$(0.31)

“Growth of key products, JANUVIA, JANUMET, ISENTRESS and SINGULAIR, plus continued expense management allowed Merck to deliver strong third quarter results,” said Richard T. Clark, chairman, president and chief executive officer. “While focused on the day-to-day business priorities that are fundamental to our success, we’re also primed for our pending merger with Schering-Plough, and the benefits it will bring to patients around the world.”

Financial Highlights

Materials and production costs were $1.4 billion for the quarter, a decrease of 3 percent from the third quarter of 2008. The third quarters of 2009 and 2008 include $27 million and $59 million, respectively, for costs associated with global restructuring programs. The gross margin was 76.4 percent for the quarter versus 75.1 percent for the same period in 2008, reflecting 0.4 and 1.0 percentage point unfavorable impacts, respectively, from restructuring costs noted above.

Marketing and administrative expenses were $1.7 billion for the third quarter of 2009, comparable with the third quarter of 2008. Costs for the third quarter of 2009 include $56 million of pre-closing merger-related expenses and $55 million of increased legal defense reserves.

Research and development expenses were $1.3 billion for the quarter, an increase of 7 percent from the third quarter of 2008 primarily reflecting the closing of the Portola transaction.

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The third quarters of 2009 and 2008 include $48 million and $31 million, respectively, for costs associated with the company’s 2008 global restructuring program.

Restructuring costs, primarily related to employee separations, were $42 million for the third quarter of 2009 and $757 million for the third quarter of 2008. As of Sept. 30, 2009, Merck had approximately 52,700 employees.

Total overall costs associated with the company’s global restructuring programs included in materials and production, research and development, and restructuring costs were $117 million and $847 million for the third quarter of 2009 and 2008, respectively, primarily comprised of employee separations and accelerated depreciation.

Equity income from affiliates was $688 million in the third quarter of 2009, an increase of 3 percent from the third quarter of 2008 primarily as a result of higher contributions from AstraZeneca LP partially offset by lower contributions from Merial due to the sale of Merck’s interest in this joint venture.

Other (income) expense, net for the third quarter of 2009 was $2.8 billion of income primarily reflecting a $2.8 billion gain on the sale of the Merck’s interest in Merial, as well as $127 million of recognized gains in the company’s investment portfolio and $88 million of commitment fees and interest expense related to the financing of the Schering-Plough merger. Other (income) expense, net for the third quarter of 2008 was $31 million of expense, which included $88 million of recognized losses in the company’s investment portfolio.

The third-quarter 2009 GAAP effective tax rate was 31.9%. Excluding the impact of the gain on the sale of the company’s interest in Merial, restructuring charges and pre-closing merger-related costs, the effective tax rate was 24.7%.

Financial Guidance

The company updated its expectations for 2009 non-GAAP EPS to be between $3.20 to $3.30, excluding certain items, and its 2009 GAAP EPS to be in the range of $3.69 to $3.89. The 2009 GAAP guidance includes a pretax charge of approximately $400 million to $600 million associated with the company’s 2008 global restructuring program and $250 million to $350 million of pre-closing costs related to the Schering-Plough merger.

Merck said it is reaffirming its guidance for full-year 2009 revenue (as reported by Merck & Co., Inc.) of $23.2 billion to $23.7 billion.

All of the 2009 guidance provided by the company excludes contributions from Schering-Plough that would result from the merger and any costs incurred upon closing of the merger, which is expected to occur in the fourth quarter. Therefore, Merck’s standalone 2009 guidance will no longer be applicable once the merger closes.

A reconciliation of EPS as reported in accordance with GAAP to EPS, excluding certain items, is provided in the table that follows.

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Full-Year 2009
GAAP EPS	$3.69 to $3.89

EPS impact of items*	$(0.49) to $(0.59)

Non-GAAP EPS that excludes items listed below	$3.20 to $3.30

* Amount calculated as follows (in millions except per share amounts)	Full-Year 2009

Costs related to the global restructuring program	$600 to $400

Pre-closing merger-related expenses	350 to 250

Gain from sale of interest in Merial	(2,763)

Income tax expense (benefit) on above items	785 to 870

(Increase) decrease in net income	$(1,028) to $(1,243)

EPS impact of items	$(0.49) to $(0.59)

Details on Merck’s full-year 2009 financial guidance can be found on page 9 of this news release.

Product Performance Highlights

Worldwide sales of SINGULAIR (montelukast sodium), a once-a-day oral medicine indicated for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, were $1.1 billion for the third quarter of 2009, representing a 5 percent increase compared with the third quarter of 2008.

Combined global sales of ZETIA (ezetimibe) and VYTORIN (ezetimibe/simvastatin), as reported by the Merck/Schering-Plough partnership, were $1.0 billion for the third quarter of 2009, representing a 7 percent decline compared with the third quarter of 2008. Global sales of ZETIA, marketed as EZETROL outside the United States, were $514 million in the third quarter, a decrease of 4 percent compared with the third quarter of 2008. Third-quarter 2009 global sales of VYTORIN, marketed outside the United States as INEGY, were $514 million, a decrease of 9 percent compared with the same period in 2008. The company records the results from its interest in the Merck/Schering-Plough partnership, which totaled $391 million in the third quarter, in equity income from affiliates.

Global sales of Merck’s antihypertensive medicines, COZAAR (losartan potassium) and HYZAAR3 (losartan potassium and hydrochlorothiazide), were $861 million for the third quarter of 2009, representing a 3 percent decrease compared with the third quarter of 2008. The company is expecting a significant decline in future COZAAR/HYZAAR sales since these medicines will lose marketing exclusivity in the U.S. and major European markets during the first half of 2010.

[3]	COZAAR and HYZAAR are registered trademarks of E.I. duPont de Nemours and Company, Wilmington, Del.

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JANUVIA (sitagliptin), Merck’s first-in-class DPP-4 inhibitor for the treatment of type 2 diabetes, recorded worldwide sales of $491 million during the third quarter of 2009, representing a 30 percent increase compared with same quarter in 2008. JANUMET (sitagliptin/metformin hydrochloride), a single tablet that targets all three key defects of type 2 diabetes, achieved worldwide sales of $173 million during the quarter, an increase of 72 percent compared with the third quarter 2008. JANUVIA recently received regulatory approval in Japan as the first oral treatment for type 2 diabetes with a new mechanism of action in 10 years.

Merck’s cervical cancer vaccine, GARDASIL (human papillomavirus (HPV) quadrivalent (types 6, 11, 16, 18) vaccine, recombinant), posted total sales as recorded by Merck of $311 million for the third quarter of 2009, a 22 percent decline from the same quarter in 2008. Vaccines in most major European markets are sold through the company’s joint venture, Sanofi Pasteur MSD, and the results from the company’s interest in the joint venture are recorded in equity income from affiliates.

Worldwide sales of ROTATEQ (rotavirus vaccine, live, oral, pentavalent), Merck’s vaccine to help protect children against rotavirus gastroenteritis, as recorded by the company, were $127 million in the third quarter of 2009, a decrease of 6 percent from the third quarter of 2008.

ZOSTAVAX (zoster vaccine live), the company’s vaccine to help prevent shingles (herpes zoster), recorded sales of $84 million in the United States for the third quarter of 2009, compared with $11 million for the third quarter of 2008. The company returned to normal shipping schedules in early June for ZOSTAVAX.

ISENTRESS (raltegravir), Merck’s first-in-class HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection, reported worldwide sales of $197 million for the third quarter of 2009, an increase of 84 percent compared with the third quarter 2008.

Merck’s Other Reported Products category is comprised of a number of products that treat or prevent a broad range of medical conditions. Other Reported Products totaled $1.8 billion for the third quarter, representing a 7 percent decline compared with the third quarter of 2008. Those sales include third quarter 2009 sales of $276 million for FOSAMAX and the $197 million in sales for ISENTRESS noted above.

Worldwide sales of Merck’s other viral vaccines, which include VARIVAX (varicella virus vaccine live), M-M-R II (measles, mumps and rubella virus vaccine live) and PROQUAD (measles, mumps, rubella and varicella virus vaccine live), as recorded by Merck, were $462 million for the third quarter of 2009, an increase of 7 percent compared with the same period a year earlier.

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Merck records ongoing revenue based on sales of products that are associated with alliances, the most significant of which is AstraZeneca LP. Revenue from AstraZeneca LP recorded by Merck was $340 million in the third quarter.

Merger Update

Merck said the pending merger with Schering-Plough is progressing as planned, with the closing anticipated in the fourth quarter. During the third quarter, shareholders of both companies voted overwhelmingly to approve the proposed merger. In addition, a new global leadership team for the new Merck was announced and three current Schering-Plough directors who will remain on the Board of the new company were named. On Sept. 17, Merck successfully completed the sale of the company’s interest in the Merial animal health joint venture to sanofi-aventis. Merck also filed documents with regulators in the European Union seeking approval of the merger with Schering-Plough.

The merger is subject to the satisfaction of customary closing conditions and regulatory approvals, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. It is also subject to clearance by the European Commission under the EC Merger Regulation and certain other foreign jurisdictions. Until the merger closes, both companies will continue to operate independently.

Merck continues to target a high single-digit non-GAAP EPS compound annual growth rate for the combined company from 2009 to 2013 when compared to Merck on a standalone basis in 2009.

Given the anticipated fourth quarter close of the merger with Schering-Plough, Merck expects to announce the combined company’s fourth quarter and full-year 2009 sales and earnings during the second week of February, and to provide 2010 guidance around the time of its first quarter 2010 sales and earnings announcement.

Earnings Conference Call

Investors are invited to a live audio webcast of Merck’s third-quarter earnings conference call today at 9:00 a.m. EDT by visiting the Newsroom section of Merck’s Web site, www.merck.com/newsroom/webcast/. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782. Journalists are invited to listen in on the call by dialing (706) 758-9928 or (800) 399-7917. A replay of the webcast will be available starting at 12 p.m. EDT today through 5 p.m. EDT on Oct. 29. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID No. 26525140.

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About Merck

Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.

Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the proposed merger between Merck and Schering-Plough, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Merck’s and Schering-Plough’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the proposed merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period, due to, among other things, the impact of pharmaceutical industry regulation and pending legislation that could affect the pharmaceutical industry; the ability to obtain governmental and self-regulatory organization approvals of the merger on the proposed terms and schedule; the failure to obtain the financing required for the merger; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; the possibility that the merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions; Merck’s and Schering-Plough’s ability to accurately predict future market conditions; dependence on the effectiveness of Merck’s and Schering-Plough’s patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions. Merck and Schering-Plough undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be

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found in Merck’s 2008 Annual Report on Form 10-K, Schering-Plough’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, the proxy statement filed by Merck on June 25, 2009 and each company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

# # #

Merck Financial Guidance for 2009

This guidance excludes contributions from Schering-Plough that would result from the merger and any costs incurred upon closing of the merger, which is expected to occur in fourth quarter.

Merck’s standalone 2009 guidance will no longer be applicable once the merger closes.

Sales forecasts for Merck & Co., Inc. and major products for 2009 are as follows:

Worldwide 2009 Sales
Total Sales (as recorded by Merck & Co., Inc.)	$23.2 to $23.7 billion

Product
SINGULAIR (Respiratory)	$4.4 to $4.7 billion
COZAAR/HYZAAR (Hypertension)	$3.4 to $3.7 billion
JANUVIA/JANUMET (Diabetes)	$2.4 to $2.7 billion
GARDASIL (as recorded by Merck & Co., Inc.)	$1.1 to $1.3 billion
Other vaccines (as recorded by Merck & Co., Inc.)	$2.7 to $3.0 billion
Other reported products*	$6.4 to $6.8 billion

*	Other reported products is comprised of: ARCOXIA, CANCIDAS, COSOPT, CRIXIVAN, EMEND, FOSAMAX, INVANZ, ISENTRESS, MAXALT, PRIMAXIN, PROPECIA, PROSCAR, STOCRIN, TIMOPTIC/TIMOPTIC XE, TREDAPTIVE, TRUSOPT, VASOTEC/VASERETIC, ZOCOR and ZOLINZA.

•

Under an agreement with AstraZeneca (AZN), Merck receives revenue at predetermined percentages of the U.S. sales of certain products by AZN, most notably NEXIUM. In 2009, Merck anticipates that these revenues will be approximately $1.3 billion to $1.5 billion.

•

Equity income from affiliates includes the results of the Merck and Schering-Plough collaboration and Sanofi Pasteur MSD combined with the results of Merck’s other joint venture relationships. Equity income from affiliates is expected to be approximately $2.3 billion to $2.6 billion for 2009.

•

Product gross margin (PGM) percentage is estimated to be approximately 77 percent to 78 percent for the full-year 2009. This guidance excludes the portion of the restructuring costs that will be included in product costs and will affect reported PGM in 2009.

•

Marketing and administrative expense has been updated to be approximately $6.8 billion to $7.1 billion. This guidance excludes the portion of the merger-related costs that will be included in marketing and administrative expense in 2009.

•

Research and development expense (which excludes joint ventures) is anticipated to be approximately $4.7 billion to $5.0 billion. This guidance excludes the portion of the restructuring costs that will be included in research and development expense in 2009.

•

As part of the company’s restructuring of its operations, additional costs related to site closings, position eliminations and related costs will be incurred in 2009. The aggregate 2009 pretax expense related to these activities is estimated to be in the range of $400 million to $600 million.

•

As part of the company’s planned merger with Schering-Plough, costs will be incurred in 2009. The aggregate 2009 pre-closing costs related to these activities are estimated to be in the range of $250 million to $350 million.

•	The consolidated 2009 non-GAAP tax rate is estimated to be approximately 21 percent to 24 percent.

Given these guidance elements, Merck updated its full-year 2009 non-GAAP EPS to be between $3.20 to $3.30, excluding certain items, and 2009 GAAP EPS to be in the range of $3.69 to $3.89.

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The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the quarter ended September 30, 2009, compared with the corresponding period of the prior year.

	Merck & Co., Inc. Consolidated Results (In Millions Except Earnings per Common Share) Quarter Ended September 30 (Unaudited)
	2009	2008	% Change
Sales	$6,049.7	$5,943.9	2%

Costs, Expenses and Other
Materials and production (1)	1,430.3	1,477.9	(3)
Marketing and administrative (2)	1,725.5	1,730.3	—
Research and development (3)	1,254.0	1,171.1	7
Restructuring costs (4)	42.4	757.5	(94)
Equity income from affiliates	(688.2)	(665.6)	3
Other (income) expense, net (5)	(2,791.1)	30.6	*

Income Before Taxes	5,076.8	1,442.1	*

Taxes on Income (6)	1,621.5	318.2

Net Income	$3,455.3	$1,123.9	*

Less: Net Income Attributable to Noncontrolling Interests	31.0	31.2

Net Income Attributable to Merck & Co., Inc.	$3,424.3	$1,092.7	*

Average Shares Outstanding Assuming Dilution	2,113.7	2,132.7

Earnings per Common Share Assuming Dilution Attributable to Merck & Co., Inc. Common Shareholders (7)	$1.61	$0.51	*

*	> 100%
(1)	Includes restructuring costs of $27 million in the third quarter of 2009 and $59 million in the third quarter of 2008 primarily related to accelerated depreciation associated with Merck’s global restructuring programs.
(2)	Reflects merger-related costs of $56 million and the impact of reserving an additional $40 million and $15 million solely for future legal defense costs for VIOXX and FOSAMAX litigation, respectively, in the third quarter of 2009.
(3)	Includes restructuring costs of $48 million in the third quarter of 2009 and $31 million in the third quarter of 2008 primarily related to accelerated depreciation associated with Merck’s 2008 global restructuring program.
(4)	Restructuring costs represent separation and other related costs associated with the global restructuring programs.
(5)	Primarily reflects a $2.8 billion gain on the sale of the company’s interest in Merial Limited, as well as $127 million of recognized gains in the company’s investment portfolio and $88 million of merger-related costs in the third quarter of 2009. Included in the third quarter of 2008 is $88 million of recognized losses in the company’s investment portfolio.
(6)	The third quarter 2009 effective tax rate was 31.9%. The effective tax rate excluding the impact of the gain on the sale of the company’s interest in Merial Limited, restructuring charges and merger-related costs was 24.7% for the third quarter of 2009. The third quarter 2008 effective tax rate was 22.1%. The effective tax rate excluding the impact of restructuring charges was 24.2% for the third quarter of 2008.
(7)	On January 1, 2009, the company adopted new guidance issued by the Financial Accounting Standards Board (“FASB”) for computing earnings per share which requires the allocation of net income between common shareholders and participating security holders. As a result, the net income attributable to common shareholders used to calculate earnings per share assuming dilution was $3,412.6 million and $1,089.9 million for the third quarter of 2009 and 2008, respectively.

The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the nine months ended September 30, 2009, compared with the corresponding period of the prior year.

	Merck & Co., Inc. Consolidated Results (In Millions Except Earnings per Common Share) Nine Months Ended September 30 (Unaudited)
	2009	2008	% Change
Sales	$17,334.8	$17,817.9	(3)%

Costs, Expenses and Other
Materials and production (1)	4,118.0	4,112.5	—
Marketing and administrative (2)	5,088.0	5,515.0	(8)
Research and development (3)	3,873.5	3,418.7	13
Restructuring costs (4)	144.1	929.4	(84)
Equity income from affiliates	(1,861.2)	(1,840.7)	1
Other (income) expense, net (5)	(2,854.7)	(2,291.3)	25

Income Before Taxes	8,827.1	7,974.3	11

Taxes on Income (6)	2,327.7	1,716.8

Net Income	$6,499.4	$6,257.5	4

Less: Net Income Attributable to Noncontrolling Interests	93.8	93.9

Net Income Attributable to Merck & Co., Inc.	$6,405.6	$6,163.6	4

Average Shares Outstanding Assuming Dilution	2,110.6	2,153.8

Earnings per Common Share Assuming Dilution Attributable to Merck & Co., Inc. Common Shareholders (7)	$3.03	$2.85	6

(1)	Includes restructuring costs of $96 million in the first nine months of 2009 and $90 million in the first nine months of 2008 primarily related to accelerated depreciation associated with Merck’s global restructuring programs.
(2)	Includes merger-related costs of $106 million in the first nine months of 2009. Also, includes the impact of reserving an additional $40 million solely for future legal defense costs for VIOXX litigation in the first nine months of 2009. Additionally, reflects the impact of reserving an additional $40 million in both the first nine months of 2009 and 2008 solely for future legal defense costs for FOSAMAX litigation.
(3)	Includes restructuring costs of $244 million in the first nine months of 2009 and $31 million in the first nine months of 2008 primarily related to accelerated depreciation associated with Merck’s 2008 global restructuring program.
(4)	Restructuring costs represent separation and other related costs, as well as gains on sales of facilities and related assets in 2008, associated with global restructuring programs.
(5)	Other (income) expense, net in the first nine months of 2009 primarily reflects a $2.8 billion gain on the sale of the company’s interest in Merial Limited, $226 million of recognized gains in the company’s investment portfolio, $151 million of merger-related costs and an $80 million charge related to the settlement of the company’s VIOXX third-party payor litigation in the United States. Other (income) expense, net in the first nine months of 2008 reflects a $2.2 billion gain related to a distribution from AstraZeneca LP, a $300 million expense for a contribution to The Merck Company Foundation, a $249 million gain on the company’s remaining worldwide rights to AGGRASTAT, $108 million of recognized losses in the company’s investment portfolio and a $58 million charge in connection with the resolution of an investigation into whether the company violated state consumer protection laws with respect to the sales and marketing of VIOXX.
(6)	The effective tax rate was 26.4% for the first nine months of 2009. The effective tax rate excluding the impact of the sale of the company’s interest in Merial Limited, restructuring charges and merger-related costs was 21.7%, reflecting a net benefit of approximately three percentage points resulting from 2009 tax settlements, including the settlement reached with the Canada Revenue Agency in first quarter 2009. The effective tax rate was 21.5% for the first nine months of 2008. The effective tax rate excluding the impacts of the gain on distribution from AstraZeneca LP and restructuring charges was 17.9% for the first nine months of 2008, reflecting a net benefit of approximately five percentage points primarily relating to the favorable impact of 2008 tax settlements and the realization of foreign tax credits.
(7)	On January 1, 2009, the company adopted new guidance issued by the FASB for computing earnings per share which requires the allocation of net income between common shareholders and participating security holders. As a result, the net income attributable to common shareholders used to calculate earnings per share assuming dilution was $6,385.4 million and $6,147.5 million for the first nine months of 2009 and 2008, respectively.